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Akros Capital, LLC (“Akros”)
Code of Ethics and Personal Trading Policy
10.1	Overview

The purpose of this Code of Ethics and Personal Trading Policy (“Code”) is to set forth standards of conduct and personal trading guidelines that are intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”), as amended, and Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”), as amended. This Code has been adopted by Akros to set forth standards of conduct and personal trading guidelines for which persons covered by this Code are expected to follow.

Every supervised person (as defined in Section 10.2(A)(5)) of Akros will be required to certify annually that:
•	S/he has read and understood this policy and recognizes s/he is subject to its provisions; and

•	S/he has complied with the applicable provisions of this policy and has reported all personal securities transactions required to be reported under Section 10.5 of this policy.
For purposes of this Code, the terms “employee” and “supervised person” are used synonymously. Questions concerning this policy should be directed to Compliance.

10.2	Terms and Definitions
A.	Definitions (as used within this policy):
1.	“Federal Securities Laws” means the Securities Act of 1933 (“1933 Act”), the Securities Exchange Act of 1934 (“1934 Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (“1940 Act”), the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statues, the Bank Secrecy Act as it applies to mutual funds and investment advisors, and any rules adopted thereunder by the SEC or the Department of Treasury.

2.	“Control” has the same meaning as described in Section 2(a)(9) of the 1940 Act. In summary, control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

3.	“Client” means any person or entity for which Akros serves as an investment adviser.

4.	“Affiliated Fund” means any investment company where Akros serves as investment adviser as defined in Section 2(a)(20) of the 1940 Act.

5.	“Supervised Person,” as described in Section 202(a)(25) of the Advisers Act, is any officer, director, partner and employee of Akros, and any other person who provides advice on behalf of Akros and is subject to Akros’ supervision and control. For purposes of this Code, the terms “employee” and “supervised person” are used synonymously.

6.	“Access Person” means any supervised person of Akros who the CCO has determined to have access to nonpublic information regarding Client (i) purchases or sales of securities; (ii) security recommendations; or (iii) portfolio holdings.

7.	“Monetary interest” has the same meaning as “pecuniary interest” as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.

8.	“Beneficial ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) in determining whether a person is a beneficial owner for purposes of Section 16 of the 1934 Act. As a general matter, “beneficial ownership” will be attributed to an access person in

Adopted: August 16, 2005	8
Updated: January 25, 2009
Changes in Policies are effective as of most recent update, and are not meant to be retroactive.

Akros Capital, LLC (“Akros”)
all instances where the person has or shares (i) the ability to purchase or sell the security; (ii) voting power; or (iii) a direct or indirect monetary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.

Beneficial ownership typically includes:
a.	Securities held in a person’s own name;

b.	Securities held with another in joint ownership arrangements;

c.	Securities held by a bank or broker as nominee or custodian on such persons’ behalf or pledged as collateral for a loan;

d.	Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and

e.	Securities owned by a corporation that is directly or indirectly controlled by, or under common control with, such person.
Any uncertainty as to whether an access person beneficially owns a security should be brought to the attention of the CCO or his designee.

9.	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated.

10.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

11.	“Exempt transactions” are those security transactions within your personal investment portfolio that are exempt from the Code’s reporting requirements and include transactions in accounts not managed by Akros or an affiliate, in which the access person has no direct or indirect influence or control. Exempt transactions also include:
a.	Transactions in open-end mutual funds that are not Affiliated Funds;

b.	Securities issued by the United States Government;

c.	Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, money market funds, or transactions effected pursuant to an automatic investment plan as defined above;

d.	Transactions in shares issued by any money market fund; and

e.	Transactions in shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Affiliated Funds. This definition includes investment in an Akros-managed hedge fund.
12	“Private Placement” has the same meaning as “Limited Offering,” an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) the 1933 Act, or Rule 504, 505 or 506 under said Act.

13.	“Security” has the same meaning as set forth in Section 202(a)(18) of the Advisers Act, except that it does not include the following securities (“Excluded Securities”):
a.	Shares of registered open-end investment companies, except Affiliated Funds,which are included;

b.	Direct obligations of the United States Government;

c.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

d.	Shares issued by any money market fund; and

e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Affiliated Funds.

Adopted: August 16, 2005	9
Updated: January 25, 2009
Changes in Policies are effective as of most recent update, and are not meant to be retroactive.

Akros Capital, LLC (“Akros”)
Some of the more common inclusions in this definition are any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, or any put, call, straddle or option on any security or on any group or index of securities.

14.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
10.3	Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisors, including Akros. As a fiduciary, Akros has a duty of utmost good faith to act solely in the best interests of each of its Clients. Clients entrust the firm with their funds, which in turn places a high standard on the conduct and integrity of Akros employees and supervised persons. This fiduciary duty compels all employees and supervised persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all dealings with Akros clients.

In connection with these expectations, Akros has established the following core principles of conduct. While the following standards are not all encompassing, they are consistent with Akros’ core belief that ethical conduct is premised on the fundamental principals of openness, integrity, honesty and trust.
A.	General Prohibitions

The Advisers Act and 1940 Act prohibit fraudulent activities by affiliated persons of the adviser. Specifically, it is unlawful for any of these persons to:
1.	Employ any device, scheme or artifice to defraud a client;

2.	Make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

4.	To engage in any manipulative practice with respect to a client.
B.	Core Principles
1.	Employees are expected to comply with federal securities laws (as defined in Section 10.2(A)(1)). Strict adherence to Akros’ Compliance Policy Manual and instructions provided by the CCO will assist employees in complying with this important requirement;

2.	The interests of clients should be placed ahead of those of employees (including transaction for clients having priority over personal securities transactions);

3.	Employees should not take inappropriate advantage of their position with Akros;

4.	Employees should avoid any actual or potential conflict of interest with any Akros client in all personal securities transactions;

5.	Personal securities transactions are expected be conducted in a manner consistent with this policy, and should not adversely impact a client’s account;

6.	Diligence and care shall be taken in maintaining and protecting nonpublic information concerning Akros’ clients (as addressed in Akros’ Privacy Policy); and

7.	Akros shall strive to foster a healthy culture of compliance.
C.	Personal Conduct
1.	Acceptance of Gifts

Employees are prohibited from receiving any gift, gratuity, hospitality or other offering of more than a de minimis value of $250 per year from any person or entity doing business with Akros. This gift policy generally excludes items or events where the employee has reason to believe there is a legitimate business

Adopted: August 16, 2005	10
Updated: January 25, 2009
Changes in Policies are effective as of most recent update, and are not meant to be retroactive.

Akros Capital, LLC (“Akros”)
purpose; for example, business entertainment such as a dinner or a sporting event, of reasonable value and where the individual providing the gift is in attendance. However, it is acceptable for an employee of Akros to receive a gift with a value greater than $250 from a family member or friend who is also a client of Akros.

2.	Giving of Gifts

Employees are prohibited from giving any gift, gratuity, hospitality or other offering of more than a de minimis value of $250 per year to any person or entity doing business with Akros. This gift policy generally excludes items or events where the employee has reason to believe there is a legitimate business purpose; for example, business entertainment such as a dinner or a sporting event, of reasonable value and where the individual doing business with Akros is in attendance. However, it is acceptable for an employee of Akros to give a gift with a value greater then $250 to a family member or friend who is also a client of Akros.

3.	Political and Charitable Contributions

Employees are prohibited from making political or charitable contributions for the purpose of obtaining or retaining advisory contracts with government entities or charitable foundations. In addition, employees are prohibited from considering the adviser’s current or anticipated business relationships as a factor in soliciting political or charitable contributions.

4.	Service as Director for an Outside Company

Any employee wishing to serve as director for an outside company (public or private) must first seek the approval of the CCO. The CCO, in reviewing the request, will determine whether such service is consistent with the interests of the firm and its clients.

5.	Outside Business Interests

Employees wishing to engage in business activities outside of Akros’ business must seek approval from the CCO and, if requested, provide periodic reports to the CCO summarizing those outside business activities.
D.	Protection of Material Nonpublic Information
1.	Employees are expected to exercise diligence and care in maintaining and protecting client nonpublic, confidential information as outlined in Akros’ Privacy Policy.

2.	Employees are also expected to not divulge information regarding Akros’ securities recommendations or client securities holdings to any individual outside of the firm, except as approved by the CCO.

3.	Employees are expected to adhere to any Affiliated Fund’s policy on the disclosure of mutual fund holdings.
10.4	Personal Trading Policy
A.	Prohibited Transactions
1.	Unless specifically permitted in Section 10.6 (“Exemptions From Reporting or Pre- Clearance”) and Section 10.4 B. below, no access person may execute personal securities transactions within the same calendar day of Akros (on behalf of its clients):
a.	Having a pending “buy” or “sell” order in that same security, until the Client’s order is executed or withdrawn; or

b.	Considering purchasing or selling that same security.
Access persons may purchase or sell securities after client transactions in that same security have been completed for the day.

2.	Employees are precluded from executing personal securities transactions in issuers about which Akros has inside information. Refer to the Insider Trading Policy for more information.

Adopted: August 16, 2005	11
Updated: January 25, 2009
Changes in Policies are effective as of most recent update, and are not meant to be retroactive.

Akros Capital, LLC (“Akros”)
B.	Personal Trading Restrictions — Initial Public Offerings and Private Placements

Access persons may not acquire any securities in an initial public offering or private placement (including investments in an Akros-managed hedge fund) without express prior written approval. Access persons shall follow the pre-clearance procedures outlined within section 10.4(C) below.

Once approved by Compliance, private placements and IPOs may be traded simultaneously in client and personal accounts.

Investment personnel should disclose to Compliance their investment in a private placement security, if he or she takes part in Akros’ subsequent decision to recommend or purchase any security of that issuer.

C.	Pre-Clearance of Personal Securities Transactions

Access persons are required to obtain pre-clearance for all personal securities transactions (including initial public offerings and private placements (including investments in an Akros-managed hedge fund) with the exception of those outlined in Section 10.6 (“Exemptions from Reporting or Pre-Clearance”). Such requests may be made via: (1) the Employee Personal Trading Pre-Clearance Approval Form; (2) a verbal request; or (3) an e-mail request. In general, an e-mail request is the preferred form of requesting pre-clearance.

Pre-clearance requests shall be submitted to Compliance. The CCO shall route his requests to the CFO or, in his absence, another member of Akros management, and the CFO shall route his requests to the CCO or, in his absence, another member of Akros management for approval. All pre-clearance requests of the Managing Principal shall be submitted to the CCO, or his designee. Once approved, the pre-clearance authorization is generally effective for 30 days following approval, unless extended or revoked at the discretion of the CCO or his designee. The CCO or his designee shall monitor the status of the open order against firm trading, or anticipated trading activity. The Managing Principal or CCO may disapprove such request or withdraw an approved trade for any reason deemed appropriate.

When determining whether or not to approve or disapprove an access person’s pre-clearance request, Compliance shall communicate details of the requested transaction to the Managing Principal who shall decide whether the security should be considered for purchase or sale in a client’s portfolio. In reaching this conclusion, the Managing Principal shall consider both quality and liquidity matters associated with the security. In cases where the Managing Principal has submitted the pre-clearance request, he shall be required to communicate why the security is not appropriate to purchase or sell within client accounts.
10.5	Reporting Requirements

All reports identified below may be submitted to Compliance in hardcopy or electronic form.
A.	Reporting Requirements by Access Persons
1.	Quarterly Transaction Report

Access persons are required to submit to Compliance a report of personal securities transactions (including transactions involving Affiliated Funds) that took place during the quarter, in which the access person had a direct or indirect beneficial ownership interest, within 30 calendar days following the end of each calendar quarter. Attaching copies of investment statements that contain the same information noted below will be viewed as an acceptable form of reporting. If an access person effected no transactions during the applicable quarter, s/he shall file a report indicating as such. Access persons are not required to report exempt transactions as defined in the Code (see Section 10.2(A)(11)).

The CCO shall submit his transaction report to the CFO. Access persons may use the Quarterly Transaction Report to disclose transactions.

Adopted: August 16, 2005	12
Updated: January 25, 2009
Changes in Policies are effective as of most recent update, and are not meant to be retroactive.

Akros Capital, LLC (“Akros”)
Information to be included on this quarterly transaction report, or attached investment statements, is as follows:
•	Trade date

•	Security name

•	Ticker symbol, CUSIP number, interest rate and maturity date

•	Number of shares or par

•	Type of transaction (purchase, sale or other)

•	Price

•	Principal amount

•	Broker name

•	Account number

•	Date of report
The following transactions are not required to be reported:
a.	Exempt Transactions (as described in Section 10.2(A)(11)), but transactions in Affiliated Funds (open-end investment companies advised by Akros) are required to be reported; and

b.	Transactions effected through an automatic investment plan so long as the investment allocation was determined in advance of the actual trade.
2.	Initial Portfolio Holdings Report

Access persons are required to provide a report of all personal securities holdings (other than Excluded Securities) to Compliance within 10 calendar days upon becoming an access person of Akros. Attaching copies of investment statements will be viewed as an acceptable form of reporting. The report, or attached investment statements, should be current as of a date not more than 45 calendar days prior to submission and should contain the following information:
•	Security name

•	Ticker symbol or CUSIP number

•	Number of shares or par

•	Principal amount

•	Broker or bank name

•	Date of the report
The CCO shall submit his/her holdings report to the CFO. Access persons may use the Initial and Annual Portfolio Holdings Report to disclose holdings.

3.	Annual Portfolio Holdings Report

Access persons are required to provide a report of all personal securities holdings (other than Excluded Securities) to Compliance on an annual basis. Attaching copies of investment statements which contain the same information noted below will be viewed as an acceptable form of reporting. The report, or attached investment statements, should: (i) be submitted within 30 calendar days of year-end; (ii) be current as of a date not more than 45 calendar days prior to submission; and (iii) contain the following information:
•	Security Name

•	Ticker Symbol or CUSIP number

•	Number of Shares or Par

•	Principal Amount

•	Broker or Bank Name

•	Date of the Report
The CCO shall submit his/her holdings report to the CFO. Access persons may use Initial and Annual Portfolio Holdings Report to disclose holdings.

Adopted: August 16, 2005	13
Updated: January 25, 2009
Changes in Policies are effective as of most recent update, and are not meant to be retroactive.

Akros Capital, LLC (“Akros”)
B.	Submission of Duplicate Confirmations and Periodic Statements

Each access person must arrange for duplicate copies of trade confirmations and periodic statements of his/her investment accounts and any accounts holding Affiliated Funds to be sent to Compliance. This requirement applies to any such accounts over which the access person has a direct or indirect beneficial ownership interest, but does not include accounts which only include Excluded Securities or accounts in which the access person has no direct or indirect influence or control.

C.	Review of Personal Securities Reports

The CCO will generally consider the following factors when reviewing reportable security holdings and transactions reports as well as pre-clearance requests:
1.	Whether the investment opportunity should be directed to a client’s account;

2.	Whether the amount or nature of the transaction affected the price or market for the security;

3.	Whether the access person benefited from purchases or sales being made for clients;

4.	Whether the transaction harmed any client; and

5.	Whether the transaction has the appearance of impropriety.
The CFO shall review the CCO’s personal securities reports. In no case should an employee review his/her own report.
10.6	Exemptions From Reporting or Pre-Clearance
A.	Exemptions From Pre-Clearance and All Reporting Requirements

The following are not subject to any pre-clearance requirements described in Section 10.4(C) nor any reporting requirements described in Section 10.5. Therefore, the following securities may be traded freely.
1.	Purchases and sales in Excluded Securities as described in Section 10.2(A)(13). Excluded Securities are:
a.	Shares of registered open-end investment companies, except Affiliated Funds.

b.	Direct obligations of the United States Government;

c.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

d.	Shares issued by any money market fund; and

e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Affiliated Funds.
2.	Purchases or sales of securities affected in any account over which the access person has no direct or indirect influence or control.
B.	Exemptions From Pre-Clearance and Quarterly Transaction Reporting

The following are not subject to the pre-clearance requirements described in Section 10.4(C) nor the quarterly transaction reporting requirements of Section 10.5(A)(1). These transactions are subject, however, to the holdings reporting requirements described in Section 10.5(A)(2).
1.	Purchases and sales of securities within an automatic reinvestment plan; and

2.	Purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities.
C.	Exemptions From Pre-Clearance Requirements

The following are not subject to the pre-clearance requirements described in Section 10.4(C), but are subject to all reporting requirements (Transaction and Holdings Reports) described in Section 10.5.
1.	Purchases and sales of Affiliated Funds (open-end investment companies for which Akros serves as investment advisor);

Adopted: August 16, 2005	14
Updated: January 25, 2009
Changes in Policies are effective as of most recent update, and are not meant to be retroactive.

Akros Capital, LLC (“Akros”)
2.	Purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, or sales of such rights;

3.	Purchases or sales which are non-volitional on the part of the access person (as determined by Compliance) including purchases or sales upon the exercise of puts or calls written by the person, and non-volitional sales from a margin account pursuant to a bona fide margin call;

4.	Purchases or sales of a security whose performance is directly tied to an index (including many Exchange Traded Funds, options, futures and other derivatives );

5.	Entering into covered call or put options; and

6.	Purchases and sales of all municipal bonds.
10.7	Record Keeping Requirements

Akros will keep the following records regarding this Code of Ethics and Personal Trading Policy:
1.	Current and historic copies of this Code of Ethics and Personal Trading Policy;

2.	Employees’ written acknowledgements of receipt of the Compliance Policy Manual, which includes this Code of Ethics and Personal Trading Policy;

3.	Historic listings of all employees subject to this Code of Ethics and Personal Trading Policy;

4.	Violations of the Code of the Ethics and Personal Trading Policy, and records of action taken as a result of the violations;

5.	All written reports provided to any Affiliated Fund’s Board of Directors;

6.	All personal transaction reports made by access persons and/or copies of investment account confirmations and statements; and

7.	Written personal transaction approvals, including documentation of the reasons for the approval.
10.8	Reporting of Violations

All employees and supervised persons are required to report promptly any violation of this policy (including the discovery of any violation committed by another employee) to Compliance. Examples of items that should be reported include (but are not limited to): noncompliance with federal securities laws; conduct that is harmful to Clients; and purchasing securities contrary to the Personal Trading Policy. The Oversight Committee will determine whether such violations should be reported to any mutual fund board to which Akros reports.

All persons are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by Akros management, even if the reportable event, upon investigation, is determined to be non-volitional in nature and the CCO determines the employee reported such apparent violation in good faith.
10.9	Sanctions

Upon discovering a violation of the Code of Ethics and Personal Trading Policy, the Oversight Committee may impose such sanctions he deems appropriate, including, among other sanctions, a letter of censure or suspension, or termination of employment of the violator.

Adopted: August 16, 2005	15
Updated: January 25, 2009
Changes in Policies are effective as of most recent update, and are not meant to be retroactive.